Exhibit 99.1

NEWS RELEASE

CONTACT:	Investor Relations	Corporate Communications
	435.634.3200	435.634.3553
	Investor.relations@skywest.com	corporate.communications@skywest.com

SkyWest, Inc. Announces Second Quarter 2024 Profit

Second Quarter 2024 Summary

●	Q2 2024 pre-tax income of $102 million, net income of $76 million, or $1.82 per diluted share
●	SkyWest took delivery of eight of the 20 E175 partner-financed aircraft under a previously announced agreement with United Airlines
●	Block hour production increased 12% in Q2 2024 compared to Q2 2023

ST. GEORGE, UTAH, July 25, 2024 -- SkyWest, Inc. (NASDAQ: SKYW) (“SkyWest”) today reported financial and operating results for Q2 2024, including net income of $76 million, or $1.82 per diluted share, compared to net income of $15 million, or $0.35 per diluted share, for Q2 2023.

Commenting on the results, Chip Childs, Chief Executive Officer of SkyWest, said, “We are pleased with our continuing progress towards organically rebuilding our levels of captain availability. This opens the door to pursue and monetize the multiple pathways available to us to recapture and regrow the small and underserved markets over the coming years. I want to thank our people for their solid operational execution.”

Financial Results

Revenue was $867 million in Q2 2024, up $141 million, or 19%, from $726 million in Q2 2023. SkyWest’s block hour production increased 12% in Q2 2024 compared to Q2 2023, which reflects improvements in captain availability since Q2 2023.

For purposes of revenue comparability year-over-year, SkyWest recognized $6 million of previously deferred revenue during Q2 2024 under its flying contracts, compared to deferring $60 million of revenue under its flying contracts during Q2 2023. As of June 30, 2024, SkyWest had cumulative deferred revenue of $361 million on its balance sheet.

Operating expenses were $747 million in Q2 2024, up $53 million, or 8%, from $694 million in Q2 2023. The increase in operating expenses was primarily driven by the 12% increase in block hour production year-over-year.

Capital and Liquidity

SkyWest had $834 million in cash and marketable securities at June 30, 2024, down from $835 million at December 31, 2023.

Total debt at June 30, 2024 was $2.8 billion, down from $3.0 billion at December 31, 2023. Capital expenditures during Q2 2024 were $19 million for the purchase of spare engines and other fixed assets.

Under its previously announced share repurchase program authorized by the SkyWest Board of Directors in May 2023, SkyWest repurchased 177,000 shares of common stock for $13.3 million during Q2 2024 at an average price per share of $75.23. As of June 30, 2024, SkyWest had $69 million of remaining availability under its current share repurchase program.

Commercial Agreements

SkyWest is coordinating with its major airline partners to optimize the timing of upcoming announced fleet deliveries. The table below summarizes E175 aircraft deliveries SkyWest received during the first half of 2024 and anticipated future deliveries during the periods indicated based on currently available information, which is subject to change.

	Q1 & Q2 2024	Q3 & Q4 2024	2025	2026	Total
Delta Air Lines	ꟷ	1	ꟷ	ꟷ	1
United Airlines(1)	11	13	7	8	39
Alaska Airlines	ꟷ	ꟷ	1	ꟷ	1
Total	11	14	8	8	41

(1)	Includes 11 partner-financed E175s delivered in the first half of 2024 and 9 partner-financed deliveries expected in the second half of 2024.

By the end of 2026, SkyWest is scheduled to operate a total of 278 E175 aircraft.

About SkyWest

SkyWest, Inc. is the holding company for SkyWest Airlines, SkyWest Charter (“SWC”) and SkyWest Leasing, an aircraft leasing company. SkyWest Airlines has a fleet of approximately 500 aircraft connecting passengers to over 240 destinations throughout North America. SkyWest Airlines operates through partnerships with United Airlines, Delta Air Lines, American Airlines, and Alaska Airlines carrying more than 38 million passengers in 2023.

SkyWest will host its conference call to discuss its second quarter 2024 results today, July 25, 2024, at 2:30 p.m. Mountain Time. The conference call number is 1-888-330-2455 for domestic callers, and 1-240-

789-2717 for international callers. Please call up to ten minutes in advance to ensure you are connected prior to the start of the call. The conference call will also be available live on the Internet at https://events.q4inc.com/attendee/662090633. This press release and additional information regarding SkyWest, including access information for the digital rebroadcast of the second quarter 2024 results call, participation at investor conferences and investor presentations can be accessed at inc.skywest.com.

Forward Looking-Statements

In addition to historical information, this release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “forecasts,” "expects," "intends," "believes," "anticipates," “estimates,” "should," "likely" and similar expressions identify forward-looking statements. Such statements include, but are not limited to, statements about the continued demand for our product, the effect of economic conditions on SkyWest’s business, financial condition and results of operations, the scheduled aircraft deliveries and fleet size for SkyWest in upcoming periods and the related execution of SkyWest’s fleet transition strategy and expected timing thereof, expected production levels in future periods and associated staffing challenges, pilot attrition trends, SkyWest’s coordination with major airline partners to optimize the delivery of aircraft under previously announced agreements, the expected terms, timing and benefits related to SkyWest’s leasing and joint venture transactions, as well as SkyWest’s future financial and operating results, plans, objectives, expectations, estimates, intentions and outlook, and other statements that are not historical facts. All forward-looking statements included in this release are made as of the date hereof and are based on information available to SkyWest as of such date. SkyWest assumes no obligation to update any forward-looking statements unless required by law. Readers should note that many factors could affect the future operating and financial results of SkyWest and could cause actual results to vary materially from those expressed in forward-looking statements set forth in this release. These factors include, but are not limited to: the challenges of competing successfully in a highly competitive and rapidly changing industry; developments associated with fluctuations in the economy and the demand for air travel, including related to inflationary pressures, and related decreases in customer demand and spending; uncertainty regarding continued recovery from the COVID-19 pandemic and other potential future outbreaks of infectious diseases or other health concerns, and the consequences of such outbreaks to the travel industry, including travel demand and travel behavior, and our major airline partners in general and the financial condition and operating results of SkyWest in particular; the prospects of entering into agreements with existing or other carriers to fly new aircraft; ongoing negotiations between SkyWest and its major airline partners regarding their contractual obligations; uncertainties regarding operation of new aircraft; the ability to attract and retain qualified pilots, including captains, and related staffing challenges; the impact of regulatory issues such as pilot rest rules and qualification requirements; the ability to obtain aircraft financing; the financial stability of SkyWest’s major airline partners and any potential impact of their financial condition on the operations of SkyWest; fluctuations in flight schedules, which are determined by the major airline partners for whom SkyWest conducts flight operations; variations in market and economic conditions; significant aircraft lease and debt commitments; estimated useful life of long-lived assets, residual aircraft values and related impairment charges; labor relations and costs and labor shortages; the impact of global instability; rapidly fluctuating fuel costs and potential fuel shortages; the impact of weather-related, natural disasters and other air safety incidents on air travel and airline costs; aircraft deliveries; uncertainty regarding ongoing hostility between Russia and the Ukraine, as well as Israel and Hamas, and the related impacts on macroeconomic conditions and on the international operations of any of our major airline partners as a result of such conflict; and other unanticipated factors. Risk factors, cautionary statements and other conditions which could cause SkyWest’s actual results to differ materially from management’s current expectations are contained in SkyWest’s filings with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

SkyWest, Inc. and Subsidiaries

Condensed Consolidated Statements of Income (Loss)

(Dollars and Shares in Thousands, Except per Share Amounts)

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2024	2023	2024	2023
OPERATING REVENUES:
Flying agreements	$838,170	$700,394	$1,616,459	$1,364,232
Lease, airport services and other	28,948	25,249	54,273	53,242
Total operating revenues	867,118	725,643	1,670,732	1,417,474

OPERATING EXPENSES:
Salaries, wages and benefits	355,005	322,441	706,004	657,642
Aircraft maintenance, materials and repairs	183,267	162,491	328,682	304,717
Depreciation and amortization	96,814	97,169	192,684	191,318
Aircraft fuel	21,328	18,279	42,492	39,243
Airport-related expenses	17,535	16,955	38,423	35,250
Aircraft rentals	1,310	2,428	2,586	21,956
Other operating expenses	72,219	74,020	140,715	140,192
Total operating expenses	747,478	693,783	1,451,586	1,390,318
OPERATING INCOME	119,640	31,860	219,146	27,156

OTHER INCOME (EXPENSE):
Interest income	12,040	10,494	23,666	20,527
Interest expense	(28,966)	(33,718)	(58,795)	(67,338)
Other income (loss), net	(548)	9,001	(1,676)	11,175
Total other expense, net	(17,474)	(14,223)	(36,805)	(35,636)

INCOME (LOSS) BEFORE INCOME TAXES	102,166	17,637	182,341	(8,480)
PROVISION (BENEFIT) FOR INCOME TAXES	26,588	2,218	46,465	(1,828)
NET INCOME (LOSS)	$75,578	$15,419	$135,876	$(6,652)

BASIC EARNINGS (LOSS) PER SHARE	$1.88	$0.35	$3.38	$(0.14)
DILUTED EARNINGS (LOSS) PER SHARE	$1.82	$0.35	$3.28	$(0.14)

Weighted average common shares:
Basic	40,179	43,837	40,239	46,614
Diluted	41,431	44,219	41,462	46,614

SkyWest, Inc. and Subsidiaries

Summary of Consolidated Balance Sheets

(Dollars in Thousands)

(Unaudited)

	June 30,	December 31,
	2024	2023
Cash and marketable securities	$834,269	$835,223
Other current assets	280,887	296,673
Total current assets	1,115,156	1,131,896

Property and equipment, net	5,357,468	5,405,685
Deposits on aircraft	77,282	77,282
Other long-term assets	412,533	411,430
Total assets	$6,962,439	$7,026,293

Current portion, long-term debt	$497,744	$443,869
Other current liabilities	826,184	810,423
Total current liabilities	1,323,928	1,254,292

Long-term debt, net of current maturities	2,284,375	2,562,183
Other long-term liabilities	1,122,956	1,096,316
Stockholders' equity	2,231,180	2,113,502
Total liabilities and stockholders' equity	$6,962,439	$7,026,293

SkyWest, Inc. and Subsidiaries

Additional Operational Information (unaudited)

SkyWest’s fleet in scheduled service or under contract by aircraft type:

	June 30, 2024	December 31, 2023	June 30, 2023
E175 aircraft	248	237	235
CRJ900 aircraft	41	41	41
CRJ700 aircraft	99	118	110
CRJ200 aircraft	87	89	106
Total aircraft in service or under contract	475	485	492

As of June 30, 2024, SkyWest leased 35 CRJ700s and five CRJ900s to third parties and had 16 CRJ200s that are ready for service under SWC operations (these aircraft are excluded from the table above).

Selected operational data:

	For the three months ended June 30,				For the six months ended June 30,
Block hours by aircraft type:	2024	2023	% Change		2024	2023	% Change
E175s	195,207	168,416	15.9%		374,192	329,167	13.7%
CRJ900s	20,823	19,698	5.7%		38,215	40,411	(5.4)%
CRJ700s	58,311	50,094	16.4%		116,596	102,122	14.2%
CRJ200s	43,121	44,409	(2.9)%		78,260	87,159	(10.2)%
Total block hours	317,462	282,617	12.3%		607,263	558,859	8.7%

Departures	189,325	173,837	8.9%		358,757	334,460	7.3%
Passengers carried	10,691,017	9,887,779	8.1%		19,840,470	18,463,649	7.5%
Adjusted flight completion	99.9%	99.9%	—	pts	99.9%	99.9%	—	pts
Raw flight completion	99.0%	98.9%	0.1	pts	98.4%	98.2%	0.2	pts
Passenger load factor	84.4%	85.5%	(1.1)	pts	82.7%	83.0%	(0.3)	pts
Average trip length	460	451	2.0%		461	461	—%

Adjusted flight completion percent excludes weather cancellations. Raw flight completion includes weather cancellations.